Exhibit 99.1
Contact:

CORPORATE COMMUNICATIONS	INVESTOR RELATIONS
Marvin (Mickey) Goldwasser	David M. Henderson
Open Solutions Inc.	Open Solutions Inc.
860.652.3153	860.652.3155
mgoldwasser@opensolutions.com	ir@opensolutions.com
Open Solutions Reports Strong First Quarter 2006 Results and Increases Guidance
— Signed Contract Value for the First Quarter Increased 67% Over the Same Period of the Prior
Year —
Glastonbury, Conn., May 2, 2006 — Open Solutions Inc. (Nasdaq: OPEN), a provider of integrated enabling technologies for financial institutions throughout the United States and Canada, today reported financial results for the three months ended March 31, 2006.
Revenues for the first quarter of 2006 increased 77 percent to $66.7 million, from $37.7 million for the first quarter of 2005. GAAP net income per diluted share for the first quarter of 2006 increased 50 percent to $0.21 per diluted share, from $0.14 per diluted share in the first quarter of 2005.
Earnings before interest, taxes, depreciation, amortization, stock compensation expense and a nonrecurring gain as a result of an acquisition (Adjusted EBITDA) for the first quarter of 2006 increased 81 percent to $13.6 million, from $7.5 million for the first quarter of 2005. Net income per diluted share adjusted for stock compensation expense and a nonrecurring gain as a result of an acquisition (Non-GAAP net income) for the first quarter of 2006 increased 14 percent to $0.16 per diluted share, from $0.14 per diluted share in the first quarter of 2005. A reconciliation of EBITDA, Adjusted EBITDA as well as non-GAAP net income follows later in this release.
Our management uses non-GAAP measures to evaluate the performance of our core business, to estimate future core performance and to compensate employees. Since management finds this measure to be useful, we believe that our investors benefit from seeing our results as management does in addition to seeing our GAAP results. This information facilitates our management’s internal comparisons to our historical operating results as well as to the operating results of our competitors.

Readers are reminded that non-GAAP numbers are merely a supplement to, and not a replacement for, GAAP financial measures. They should be read in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.
Open Solutions’ Chairman and CEO, Louis Hernandez, Jr. said, “We saw continued strong demand for Open Solutions’ full suite of financial industry-focused products and services in the first quarter, as demonstrated by total revenue increasing 77 percent and signed contract value increasing 67 percent over the same period in 2005. We are excited to have completed the BISYS Information Services acquisition and integration efforts are well underway. For the remainder of 2006, we look forward to continuing our growth trajectory, proceeding with the BISYS Information Services integration and generating strong returns from our strategic investments.”
First Quarter 2006 Highlights
•	New signed contracts valued at $37.3 million in the first quarter of 2006 compared to $22.4 million in the first quarter of the prior year, representing an increase of 67 percent over the prior year. We define contract value as total revenues to be received over the life of the contract for all elements of the contract, including license, hardware, installation, maintenance and other services, and do not include contract renewals in this figure. License revenues increased 47 percent in the first quarter of 2006 to $11.6 million from $7.9 million in the first quarter of the prior year.

•	Recurring revenue for the first quarter of 2006 was 75 percent of total revenue compared to 67 percent for the first quarter of 2005. We define recurring revenue as revenue from maintenance and data center hosting contracts and the quarterly minimum payments from our resellers.

•	Completed the BISYS Information Services Group acquisition on March 3, 2006. This transaction provides Open Solutions greater scale to our core business, expands our check imaging business, and extends our processing presence to insurance, healthcare and corporate banking. With this acquisition, our total contract backlog was valued at $772 million at the end of the first quarter.

•	Enhanced our Maxxar business unit’s interactive voice response telephony application with the addition of LumenVox’s speech recognition technology.

•	Continued our Check 21 efforts and expanded resources to include imaged cash letter capabilities to offer an entirely imaged-based outsourced item processing services solution allowing financial institution branches and their merchants to capture check images from anywhere in the country and deposit image cash letters to the Federal Reserve.

•	Announced the release of our Security Matrix Two-Factor Authentication feature, which will be offered to client financial institutions as an optional security add-on to our Internet Banking application (e-Commerce Banker™).
2006 Business Outlook
     The following is forward looking and actual results may differ materially. Our guidance includes the effect of all acquisitions completed to date. Further, this guidance does not give effect to any additional potential mergers or acquisitions that we may consummate in 2006.
Second Quarter 2006

Current Guidance
Revenues	$92 - $96 million
Adjusted EBITDA (1)	$22 - $24 million
Non-GAAP EPS (diluted) (2)	$0.20 - $0.22 per share
GAAP EPS (diluted)	$0.13 - $0.15 per share
Full year 2006

	Current Guidance	Prior Guidance
Revenues	$370 - $380 million	$370 - $380 million
Adjusted EBITDA (1)	$95 - $100 million	$80 - $90 million
Non-GAAP EPS (diluted) (2)	$1.02 - $1.07 per share	$0.88 - $0.93 per share
GAAP EPS (diluted)	$0.89 - $0.93 per share	$0.65 - $0.69 per share

(1)	Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, stock compensation expense and a nonrecurring gain as a result of an acquisition.

(2)	Non-GAAP EPS (diluted) excludes tax effected stock compensation expense and a nonrecurring gain as a result of an acquisition contained in GAAP EPS results.

Reconciliation of EBITDA and Net Income

(in thousands)	Three Months Ended
	March 31,
	2006	2005

Reconciliation of EBITDA:
Income from operations	$10,327	$4,911
Nonrecurring gain as a result of an acquisition	(4,252)	—
Depreciation	3,376	1,560
Amortization	2,407	1,008

EBITDA, excluding nonrecurring gain as a result of an acquisition	$11,858	$7,479
Stock compensation expense	1,743	—

Adjusted EBITDA	$13,601	$7,479

(in thousands, except per share data)	Three Months Ended
	March 31,
	2006	2005

Reconciliation to non-GAAP net income and diluted earnings per share calculation:
GAAP net income	$4,694	$2,965
Tax effected nonrecurring gain as a result of an acquisition (1)	(2,594)	—
Tax effected stock compensation expense	1,307	—

Non-GAAP net income (1)	$3,407	$2,965

GAAP diluted net income per common share	$0.21	$0.14
Non-GAAP diluted net income per common share (2)	$0.16	$0.14
Diluted shares used to compute non-GAAP net income per common share	25,344	23,848

(1)	The effective tax rate used for the nonrecurring gain as a result of an acquisition and the non-GAAP calculation for 2006 is approximately 39% which is derived by calculating the tax rate without the effects of the stock compensation expense.

(2)	Diluted earnings per share for the three months ended March 31, 2006 and the three months ended March 31, 2005 includes the impact of the convertible notes, which is calculated by adding back to net income the tax effected interest cost associated with the convertible notes and by adding the if-converted shares to the shares used to compute net income per share. The tax affected interest cost associated with the convertible notes was $693,000 for the three months ended March 31, 2006 and $464,000 for the three months ended March 31, 2005. For the three months ended March 31, 2006, 4,964,204 if-converted shares were added to the shares used to compute net income per share and for the three months ended March 31, 2005, 3,199,154 if-converted shares were added to the shares used to compute net income per share.
About Open Solutions Inc.
Open Solutions Inc. offers a fully featured strategic product platform that integrates core data processing applications, built on a single centralized Oracle® relational database, with Internet banking, cash management, CRM/business intelligence, financial accounting tools, imaging, Check 21, electronic image/item processing, interactive voice response, network services, Web hosting and design, payment and loan origination solutions. Open Solutions’ full suite of products and services allows banks, thrifts and credit unions in the United States and Canada to better compete in today’s aggressive financial services marketplace, and expand and tap their trusted financial relationships, client affinity, community presence and personalized service. For more information about Open Solutions, or its financial product line, contact Mickey Goldwasser by email at mgoldwasser@opensolutions.com, by phone at 860.652.3153 or via fax at 860.652.3156. For Investor Relations issues please contact David Henderson by email at ir@opensolutions.com or by phone at 860.652.3155. Visit Open Solutions’ Internet site at www.opensolutions.com.
Open Solutions Inc.® is a registered trademark of Open Solutions Inc. All other company and product names may be trademarks of their respective owners. Copyright © 2006 Open Solutions Inc. All rights reserved.
Safe Harbor Statement
Statements made in this press release that state Open Solutions Inc.’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Open Solutions Inc. undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Open Solutions Inc.’s actual results to differ materially from those projected in such forward-looking statements. For example, if we fail to adapt our products and services to changes in technology or in the marketplace, we could lose existing clients and be unable to attract new business. Factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, governmental and technological factors affecting the banking and credit union industry and/or Open Solutions Inc.’s operations, markets, products, services, prices and other factors set forth under the heading “Risk Factors” in Open Solutions’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the Securities and Exchange Commission.

OPEN SOLUTIONS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2006	2005
Revenues:
Software license	$11,585	$7,905
Service, maintenance and hardware	55,123	29,821

Total revenues	66,708	37,726
Cost of revenues:
Software license	2,097	1,190
Service, maintenance and hardware	31,716	15,202

Total cost of revenues	33,813	16,392

Gross profit	32,895	21,334
Operating expenses:
Sales and marketing	6,867	4,805
Product development	5,529	4,025
General and administrative	14,424	7,593
Gain on settlement of contract (Note 1)	(4,252)	—

Total operating expenses	22,568	16,423
Income from operations	10,327	4,911
Interest and other income (expense), net	(2,229)	13

Income before income taxes	8,098	4,924
Income tax provision	(3,404)	(1,959)

Net income	$4,694	$2,965

Net income per common share
—Basic	$0.24	$0.15
—Diluted (Note 2)	$0.21	$0.14
Shares used to compute net income per common share
—Basic	19,538	19,452
—Diluted	25,344	23,848

Note 1 — As a result of the BISYS Information Services acquisition, we recognized an imputed gain on the termination of our previously existing reseller agreement with BISYS of $4,252,000, before income taxes, under Emerging Issues Task Force (EITF) 04-1 “Accounting for Pre-existing Relationships between the Parties to a Business Combination.”

Note 2 — Diluted earnings per share for the three months ended March 31, 2006 and the three months ended March 31, 2005 includes the impact of the convertible notes, which is calculated by adding back to net income the tax effected interest cost associated with the convertible notes and by adding the if-converted shares to the shares used to compute net income per share. The tax effected interest cost associated with the convertible notes was $693,000 for the three months ended March 31, 2006 and $464,000 for the three months ended March 31, 2005. For the three months ended March 31, 2006, 4,964,204 if-converted shares were added to the shares used to compute net income per share and for the three months ended March 31, 2005, 3,199,154 if-converted shares were added to the shares used to compute net income per share.

OPEN SOLUTIONS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$47,655	$174,426
Accounts receivable, net	72,801	36,582
Investment in marketable securities	5,141	—
Prepaid expenses and other current assets	17,845	14,353
Deferred tax assets, current portion	13,527	13,000

Total current assets	156,969	238,361
Fixed assets, net	67,478	20,779
Capitalized software, net	28,618	7,355
Intangible assets, net	182,755	39,439
Goodwill	400,404	94,081
Deferred tax asset, less current portion	2,319	4,283
Other assets	18,580	6,914

Total assets	$857,123	$411,212

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,039	$7,313
Accrued expenses	35,659	24,624
Deferred revenue, current portion	68,806	34,588
Capital lease obligations, current portion	4,963	102

Total current liabilities	117,467	66,627
Convertible notes payable	144,061	144,061
Deferred revenue, less current portion	35,856	3,251
Long-term debt	347,000	—
Capital lease obligations, less current portion	4,816	122
Other long-term liabilities	2,659	1,447

Total liabilities	651,859	215,508
Total stockholders’ equity	205,264	195,704

Total liabilities and stockholders’ equity	$857,123	$411,212

OPEN SOLUTIONS INC.
CONDENSED CONSOLIDATED CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2006	2005
Cash Flow from Operating Activities:
Net Income	$4,694	$2,965
Depreciation	3,376	1,560
Amortization	2,407	1,008
Gain on termination of contract	(4,252)	—
Non-cash interest and compensation expense	2,028	98
Deferred tax provision	4,949	1,211
Allowance for doubtful accounts	228	131
Change in operating assets & liabilities	2,255	(1,796)

Net cash provided by operating activities	15,685	5,177

Cash Flow from Investing Activities:
Purchases of fixed assets	(3,683)	(1,527)
Purchase of marketable securities	(5,141)	(62,872)
Investment in marketable securities	—	7,500
Business acquisitions, net of cash received	(474,446)	(24,344)

Net cash used in investing activities	(483,270)	(81,243)

Cash Flow from Financing Activities:
Proceeds from the exercise of stock options	2,272	524
Proceeds from convertible notes payable, net	—	144,061
Proceeds from long-term debt	350,000	—
Repayment of long-term debt	(3,000)	—
Payment of debt issuance costs	(8,102)	(4,704)
Repayment of long-term debt from customers	—	(1,323)
Repayment of capital lease obligations	(342)	(245)

Net cash provided by financing activities	340,828	138,313

Effect of exchange rate on cash and cash equivalents	(14)	(27)

Net (decrease) increase in cash & cash equivalents	(126,771)	62,220
Cash and cash equivalents, beginning of period	174,426	49,447

Cash and cash equivalents, end of period	$47,655	$111,667